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                                                                    Exhibit 8.2

February 1, 2001

Board of Directors
First BancTrust Corporation
206 South Central Avenue
Paris, IL 61944

Board of Directors
First Bank & Trust, S. B.
206 South Central Avenue
Paris, IL 61944

Gentlemen:

This document sets forth our opinion regarding the State of Illinois income tax consequences of the proposed conversion of First Bank & Trust, S. B. ("Mutual") from an Illinois chartered mutual savings bank form of organization to an Illinois chartered stock savings bank ("Savings") and the acquisition of Savings by First BancTrust Corporation ("Holding Company").

Capitalized terms used herein, which are not expressly defined, shall have the meaning ascribed to them in the federal tax opinion dated February 2, 2001 from the law firm Elias, Matz, Tiernan & Herrick L.L.P.

SCOPE OF OPINION

In arriving at our opinion, we have relied solely upon the factual information contained in the federal tax opinion letter from Elias, Matz, Tiernan & Herrick L.L.P., the representations concerning the proposed transaction by Holding Company and Bank management delineated in the federal tax opinion letter (of the law firm of Elias, Matz, Tiernan & Herrick L.L.P.) and other representations and discussions with Holding Company and Bank management.

OPINION

Based solely on the factual information contained in the aforementioned sources, and representations of Holding Company and Bank management, in our view the proposed conversion of Mutual into Savings will constitute a reorganization transaction for State of Illinois purposes under the principles of IRC 368(a)(1)(F). Neither Mutual nor Savings shall recognize gain or loss for State of Illinois purposes as a result of the conversion.

Likewise, due to the tax-free nature of the transaction for Illinois tax purposes, the remaining opinions as expressed in the federal tax opinion will result in identical treatment for Illinois purposes.


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OTHER LIMITATIONS OF OPINION

No opinion is expressed concerning the income tax treatment of the transaction under any provision of federal law or any other state taxing jurisdiction, or as to the tax treatment of any conditions existing at the time of, or effects from, the transaction not specifically discussed above.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 of the Holding Company and the Application for Conversion of the Bank and the references to and summary of this opinion in such Registration Statement and Application for Conversion.

Sincerely,

OLIVE LLP

/s/ Gary G. Genenbacher

Gary G. Genenbacher, CPA
Associate